Exhibit 99.1

Designated Filer:                                               Stratford Capital Partners, L.P.

Issuer & Ticker Symbol:                                   Teletouch Communications, Inc. (TLLE.OB)

Date of Event Requiring Statement:               August 18, 2011

Explanation of Responses

(1) This Form 3 is filed on behalf of Stratford Capital Partners, L.P., a Texas limited partnership, Stratford Capital GP Associates, L.P., a Texas limited partnership, and Stratford Capital Corporation, a Texas corporation, and John R. Muse, an individual. The reported securities are owned directly by Stratford Capital Partners, L.P., and indirectly by (i) Stratford Capital GP Associates, L.P., as the general partner of Stratford Capital Partners, L.P., and (ii) Stratford Capital Corporation, as the general partner of Stratford Capital GP Associates, L.P. John R. Muse is the sole director of Stratford Capital Corporation. Stratford Capital GP Associates, L.P., Stratford Capital Corporation and John R. Muse disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein.